FIrst Amendment to EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is entered into on September 25, 2012 and made to be effective as of September 1, 2012 (the “Effective Date”) by and between DGSE Companies, Inc., a Nevada corporation (the “Company”), and James D. Clem, an executive employee of the Company (“Executive,” and, together with DGSE, the “Parties”).

Whereas, the Company and Executive are parties to that certain Employment Agreement, dated to be effective January 1, 2012 (the “Employment Agreement”); and

Whereas, as a result of additional responsibilities assumed by Executive, the Company wishes to increase in Executive’s base compensation; and

Whereas, Executive has agreed to waive certain bonuses that are provided in the Employment Agreement in return for an increase in his base compensation;

Now, Therefore, in consideration of the foregoing recitals and the mutual agreements contained herein, the Parties agree as follows:

Amendment to Employment Agreement

Capitalized Terms. Capitalized terms used herein but not expressly defined in this Amendment shall bear the same meaning given such term in the Employment Agreement.

1.1. Increase in Base Salary. The text of Section 4.1 of the Employment Agreement is hereby removed in its entirety and replaced with the following:

“As compensation for the performance of services to the Company, the Company shall pay Executive an annual salary of at least Three Hundred Twenty Five Thousand Dollars ($325,000.00) (said amount, together with any periodic increases, referred to as “Salary”). The Salary shall be payable in equal bi-weekly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for employee benefits. The Compensation Committee of the Board shall review Executive’s overall annual compensation at least annually, and Executive’s Salary may be increased by the Compensation Committee of the Board from time to time by an amount that, in the opinion of the Compensation Committee of the Board, is justified by Executive’s performance.”

1.2. Retention Bonus. Section 4.2 of the Employment Agreement is hereby removed in its entirety, and Executive hereby expressly waives any claims for bonus payments to which Executive would be entitled pursuant to Section 4.2 of the Employment Agreement.

1.3. Annual Bonus. The text of Section 4.3 of the Employment Agreement is hereby removed in its entirety and replaced with the following:

“Executive may receive performance-related bonus compensation from the Company upon the conclusion of the fiscal year ended December 31, 2013, and each subsequent fiscal year, as determined at the absolute discretion of the Compensation Committee of the Board (each such bonus, an “Annual Bonus”).”

Executive hereby expressly waives any claims for bonus payments to which Executive would be entitled pursuant to Section 4.3 of the Employment Agreement.

1.4. Severability of Provisions. A determination that any provision of this Amendment is unenforceable or invalid shall not affect the enforceability or validity of any other provision hereof, and any determination that the application of any provision of this Amendment to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

1.5. Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all Parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

1.6. Governing Law. WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

1.7. Amendment. The terms and conditions hereof may not be modified, altered or otherwise amended except by an instrument in writing executed by Executive and the Company.

1.8. Successors and Assigns. The terms and conditions of this Amendment shall be binding upon and shall inure to the benefit of the Parties hereto, their successors and permitted assigns.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first written above.

DGSE Companies, Inc.

By:	/s/ William H. Oyster
Name: William H. Oyster
Title: Chief Executive Officer

/s/ James D. Clem
James D. Clem